Exhibit 99.1

INFORMATION

For Immediate Release
January 25, 2012
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FIRST QUARTER 2012 OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2012 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported first quarter net sales of $40.3 million, an increase of 8% from the same period of the prior fiscal year;

•	reported first quarter operating income of $9.8 million, an increase of 8% over the same period of the prior fiscal year;

•
reported first quarter net earnings of $6.6 million, or $0.16 per diluted share, increases of 9% and 7%, respectively, compared to the same period of the prior fiscal year.  On a non-GAAP basis, earnings were $6.9 million, or $0.17 per diluted share, excluding the effect of costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations);

•
declared the regular quarterly cash dividend of $0.19 per share for the first quarter of fiscal 2012, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2011; and

•	reaffirmed its fiscal 2012 guidance of per share diluted earnings between $0.85 and $0.89 (excluding plant consolidation costs of $0.01-$0.02) on net sales of $183 million to $192 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)

In Thousands, Except per Share Data

	Three Months Ended December 31,
	2011	2010	% Change
Net Sales	$40,266	$37,263	8%
Operating Income	9,805	9,090	8%
Net Earnings	6,578	6,025	9%
Diluted Earnings per Share	$0.16	$0.15	7%
Diluted Earnings per Share excluding effect of plant consolidation costs*	$0.17	$0.15	13%

*See non-GAAP financial measure reconciliations

	Dec. 31 2011	Dec. 31 2010
Cash and short-term investments	$26,205	$41,479
Working Capital	72,847	77,432
Shareholders’ Equity	137,703	136,552
Total Assets	155,195	156,439

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “We made progress in the first quarter by focusing on the technologies and products that will ensure our long term success.  Overall, total revenue growth of 8% yielded net earnings growth of 9%. While these results are positive, especially in a weak economy, we believe our potential for growth continues to increase.  Our key focus areas, led by the illumigene® molecular amplification platform, provided the greatest sales contributions to the quarter.  Our overall C. difficile business grew by 27% worldwide.  In addition, tests for foodborne disease improved by 24%, our H. pylori category grew 2% and Life Science rebounded with 10% growth led by a strong 13% performance from our recently acquired Bioline unit.  The adoption of the illumigene technology platform continued with nearly 750 total placements worldwide, an increase of approximately 100 new customers since our last report 10 weeks ago.  In addition, illumigene Group B Strep (GBS) for testing patients during pregnancy to prevent the transmission of disease to the newborn, received FDA clearance to market in December and our early results are very encouraging.  ImmunoCard® GDH, a rapid screening test for C. difficile, was also cleared by the FDA in December.  This test is ideal for hospital laboratories that may be financially constrained and cannot afford to perform illumigene molecular testing on all patient samples.

Life Science revenues were strong in both the core (+8%) and the Bioline (+13%) units.  In the core business, a rebound in orders for rubella and hepatitis A proteins led the growth.  For Bioline, the new SensiFAST™ and MyTaq™ PCR components continued their leadership roles in the research products category.

Looking ahead, the outlook is bright.  Our near term focus continues to be on maximizing overall illumigene placements while adding illumigene Group B Strep on existing systems.  Our illumigene Mycoplasma test is now in clinical trials and it will be followed by illumigene Group A Strep in the near future.  We continue to expect to launch three to four new illumigene tests per year for the foreseeable future.  Our Life Science business is strong and it is expected to perform at or above expectations for the year.  Our European diagnostics business continues to be a drag on performance and it is expected that the management and organizational changes we made last year will take several more quarters to make a measureable difference.”

William J. Motto, Executive Chairman of the Board, said, “During fiscal 2012 we look forward to higher illumigene revenues driven by more units in the field and greater utilization.  We continue to carefully watch efficiency measures, control costs, enjoy a strong cash flow from operations, and have an unleveraged and conservative balance sheet.  In Q1 we generated $2.6 million of cash after our payment of dividends. Over the past few years we continued to invest in our future while maintaining a robust dividend. These investments are now paying off and we are building cash once again. We are comfortable with our current sales and earnings guidance as well as our cash dividend rate for fiscal 2012.  The Bioline acquisition has met our expectations and we continue to look for other similar opportunities."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the first quarter ended December 31, 2011. The dividend is of record February 3, 2012 and payable February 17, 2012.  This annual indicated dividend rate of $0.76 per share remains the same as the rate in fiscal 2011.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2012 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2012, management expects net sales to be in the range of $183 million to $192 million and per share diluted earnings to be between $0.85 and $0.89.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.4 million at fiscal 2011 year end to 41.5 million at fiscal 2012 year end.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2012 or charges of $0.01-$0.02 diluted earnings per share in fiscal 2012 associated with the consolidation of its Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations).

FINANCIAL CONDITION

The Company’s financial condition is sound.  At December 31, 2011, current assets were $89.4 million compared to current liabilities of $16.6 million, resulting in working capital of $72.8 million and a current ratio of 5.4.  Cash and short-term investments were $26.2 million and the Company had 100% of its borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FIRST QUARTER UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the first quarters of fiscal 2012 and fiscal 2011.

	Three Months Ended December 31,
	2011	2010
Net sales	$40,266	$37,263
Cost of goods sold	15,533	13,761
Gross profit	24,733	23,502

Operating expenses
Research and development	2,273	2,309
Sales and marketing	5,568	5,475
General and administrative	6,643	6,628
Plant consolidation costs	444	-
Total operating expenses	14,928	14,412

Operating income	9,805	9,090
Other income (expense), net	321	220
Income before income taxes	10,126	9,310
Income tax provision	3,548	3,285
Net earnings	$6,578	$6,025

Net earnings per basic common share	$0.16	$0.15
Basic common shares outstanding	41,067	40,615

Net earnings per diluted common share	$0.16	$0.15
Diluted common shares outstanding	41,487	41,294

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2012 and fiscal 2011 (in thousands).

	Three Months Ended December 31,
	2011	2010
Net sales
U.S. Diagnostics	$25,200	$22,650
European Diagnostics	5,505	5,929
Life Science	9,561	8,684
	$40,266	$37,263
Operating Income
U.S. Diagnostics	$8,165	$8,574
European Diagnostics	951	753
Life Science	698	(221)
Eliminations	(9)	(16)
	$9,805	$9,090

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the consolidation of our Saco, Maine operations into our Tennessee facility.  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of the non-routine costs related to consolidating the Maine operations; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effect of the plant consolidation costs noted above, in the tables below for the first quarter of fiscal 2012.

FIRST QUARTER GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)
Three Months Ended December 31, 2011

Net Earnings
U.S. GAAP basis	$6,578
Plant Consolidation costs	289
Excluding Plant Consolidation costs	$6,867

Net Earnings per Basic Common Share
U.S. GAAP basis	$0.16
Plant Consolidation costs	0.01
Excluding Plant Consolidation costs	$0.17

Net Earnings per Diluted Common Share
U.S. GAAP basis	$0.16
Plant Consolidation costs	0.01
Excluding Plant Consolidation costs	$0.17

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar, can make results difficult to predict.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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